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Exhibit 99.1

CLARION COMMERCIAL HOLDINGS, INC.
AUTHORIZES STOCK REPURCHASE PROGRAM

NEW YORK, November 24, 1999 - Clarion Commercial Holdings, Inc. (NYSE: CLR) today announced that its Board of Directors has authorized the repurchase of up to 400,000 shares of the Company's Class A Common Stock. This authorization is in addition to the initial 800,000 shares authorized last year. The purchases will be made from time to time in the open market or in privately negotiated transactions. The program will continue until the Company acquires the 400,000 shares or until September 30, 2000.

Under the previous program, Clarion has repurchased approximately 740,000 shares of the Company's Class A Common Stock at an average price of $9.70.

Clarion Commercial Holdings, Inc. is a specialty finance company that specializes in commercial real estate investments. The Company is managed by Clarion Capital, LLC, a New York based investment advisor.